Exhibit 99.3

STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS

Purpose: The purpose of the Stock Ownership Guidelines for Non-Employee Directors is to align the interests of non-employee directors with the long-term interests of stockholders and further promote the commitment of Lantronix, Inc. (the “Company”) to sound corporate governance.

Ownership Requirement: Each non-employee director will be expected to hold an investment position in the Company’s common stock equal in value to three times the annual cash retainer (exclusive of any Board committee retainers) paid to non-employee directors.

Measurement: Compliance with these ownership guidelines will be measured based upon the purchase price paid by the non-employee director to acquire the shares of the Company’s common stock.

Transition Period: Non-employee directors will be expected to meet the minimum ownership levels within five years of the effective date of these guidelines (or within five years of appointment as a new director of the Company). Non-employee directors will be expected to make progress toward meeting the guidelines during the five-year transition period.

Effective Date of Policy: November 12, 2012